Exhibit 99.1

One Tellabs Center 1415 West Diehl Road Naperville, IL 60563 United States

NEWS RELEASE	FOR IMMEDIATE RELEASE
May 1, 2013

Tellabs Board of Directors names Vincent H. Tobkin chairman of the board

Stockholders elect directors and approve executive compensation

Naperville, Ill. — The Tellabs Board of Directors has elected Vincent H. Tobkin as chairman of the Board of Directors of Tellabs. He succeeds Michael J. Birck, Tellabs’ co-founder and chairman, who retired effective as of the end of the Annual Stockholder Meeting today.

Tobkin has served as a Tellabs director since 2010. He was a senior advisor, retired director and global telecom/technology practice leader of Bain & Company from 1992 to 2009, general partner and founder of Sierra Ventures from 1984 to 1992, and a partner and consultant with McKinsey and Company from 1976 to 1984. A photo of Tobkin is available here.

At the Tellabs Annual Stockholder Meeting, stockholders elected Class III directors Alex Mashinsky, Gregory J. Rossmann, Vincent H. Tobkin and Mikel H. Williams to serve as Tellabs directors through 2016. Mashinsky is a new Tellabs director. Biographies of Tellabs directors are available here.

A proposal to declassify the Tellabs Board did not gain sufficient votes to pass.

Stockholders:

•	Approved, on an advisory basis, Tellabs’ named executive officer compensation.

•	Reapproved performance criteria for compensation under Tellabs’ Amended & Restated 2004 Incentive Compensation Plan.

•	Ratified Ernst & Young as Tellabs’ independent auditor for 2013.

About Tellabs – Tellabs innovations advance smart networks and help our customers succeed. That’s why 80% of the top global communications service providers choose our mobile backhaul, packet optical and services solutions. We help them get ahead by adding revenue, reducing expenses and optimizing networks.

Tellabs (Nasdaq: TLAB) is part of the NASDAQ Global Select Market, Ocean Tomo 300® Patent Index, the S&P MidCap 400 Index and several corporate responsibility indexes including the Maplecroft Climate Innovation Index, FTSE4Good and eight FTSE KLD indexes.

MEDIA CONTACT: George Stenitzer, +1.630.798.3800, george.stenitzer@tellabs.com

INVESTOR CONTACT: Tom Scottino, +1.630.798.3602, tom.scottino@tellabs.com

Tellabs® , , and Insight AnalyticsSM are trademarks of Tellabs or its affiliates in the United States and/or other countries. Any other company or product names mentioned herein may be trademarks of their respective companies.

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